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Exhibit 5.2

[Letterhead of A&L Goodbody]

Valentia Telecommunications
25/28 North Wall Quay
Dublin 1
Ireland

Dear Sirs,

€550,000,000 7.25% Senior Notes Due 2013 issued by Valentia Telecommunications and guaranteed by eircom Limited (the Senior Notes).
€285,000,000 8.25% Senior Subordinated Notes Due 2013 and $250,000,000 8.25% Senior Subordinated Notes Due 2013 issued by eircom Funding and guaranteed by Valentia Telecommunications, eircom Limited and Valentia Holdings Limited (the Subordinated Notes).

Registration Statement in respect of the Exchange Notes (as defined below).

We are issuing this opinion letter in our capacity as Irish legal counsel to Valentia Telecommunications (Valentia), eircom Funding (eircom Funding and together with Valentia, the Sellers), eircom Limited (eircom) and Valentia Holdings Limited (Valentia Holdings and together with eircom and Valentia, the Guarantors, and together with the Sellers, the Issuers) in connection with the issuance by Valentia and eircom Funding of the Senior Notes and Subordinated Notes (together the Exchange Notes) in exchange for all outstanding €550,000,000 7.25% Senior Notes Due 2013 and €285,000,000 8.25% Senior Subordinated Notes Due 2013 and $250,000,000 8.25% Senior Subordinated Notes Due 2013 (the Original Notes together with the Exchange Notes, the Notes). The Exchange Notes will be issued under the Indentures.

All capitalised terms used herein and not defined herein shall have the meanings given to such terms in the Transaction Documents. In particular, the term Transaction Documents refers collectively to:

  (i)
  the Indentures relating to the Notes;a

  (ii)
  the Notes; and

  (iii)
  the Registration Rights Agreements pursuant to which the Exchange Notes will be registered with the U.S. Securities and Exchange Commission (Commission).

We have examined:

  1.1.
  A copy of the Registration Statement on Form F-4 prepared by Valentia, eircom Funding, eircom and Valentia Holdings in connection with the Exchange Notes (the Registration Statement);

  1.2.
  Executed facsimile copies of the Transaction Documents (other than the Exchange Notes) and the form of the Exchange Notes;

  1.3.
  A corporate certificate (the Certificate) of each of eircom, eircom Funding, Valentia (together, the Irish Companies and each an Irish Company) dated 7 August 2003 attaching, inter alia:

  1.3.1.
  copies of the certificate of incorporation and memorandum and articles of association of each Irish Company;

  1.3.2.
  a copy of the minutes of a meeting of the board of directors of each Irish Company held on 29 July 2003;

  1.3.3.
  a copy of the Statutory Declaration sworn pursuant to Section 60 of the Companies Act, 1963 (as amended) by a majority of the directors of eircom on 29 July, 2003 (the Statutory Declaration);

  1.3.4.
  a copy of the power of attorney of each Irish Company dated 29 July 2003; and

  and such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

For the purpose of giving this opinion, we have caused to be made the following legal searches:

  (i)
  on 28 October 2003 on the files of the Irish Companies maintained by the Registrar of Companies in Dublin, Ireland for the appointment of any receiver, examiner or liquidator;

  (ii)
  on 28 March 2003 in the Central Office of the High Court in Dublin, Ireland for any winding up proceedings or petitions filed in the last two years against the Irish Companies.

This opinion is confined to Irish law as applied by the Irish Courts and is given on the basis that it will be governed by and construed in accordance with Irish law. No opinion is expressed or implied as to any Irish taxation matters or their effect on the Transaction Documents or the transactions contemplated thereby.

2.
For the purpose of giving this opinion we have assumed:

2.1.
the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

2.2.
that the copies produced to us of minutes of meetings and/or of resolutions and/or the Statutory Declaration are true copies and correctly record the proceedings of such meetings and/or the subject-matter which they purport to record and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such minutes were duly passed and are in full force and effect;

2.3.
the genuineness of the signatures and seals on all original and copy documents which we have examined;

2.4.
that the memorandum and articles of association of each Irish Company are correct and up to date;

2.5.
All documents, forms and notices which should have been delivered to the Companies Registration Office (the Registries) on behalf of or relating to the Issuers have been so delivered and the file of records maintained at the Registries concerning the Issuers, and reproduced for public inspection, were complete, accurate and up-to-date at the time of the searches referred to above;

2.6.
that there are no agreements or arrangements in existence which in any way amend or vary the terms of the transactions as disclosed by the Transaction Documents; and

2.7.
the accuracy and completeness of all information appearing on public records;

3.
We express no opinion as to any matters falling to be determined other than under the laws of Ireland and, without reference to provisions of other laws imported by Irish private international law, in Ireland as of the date of this opinion letter. Subject to that qualification and to the other qualifications and assumption set out herein, we are of the opinion that:

3.1.
each of Valentia Telecommunications and eircom Funding is an unlimited public company and eircom Limited is a private limited company duly incorporated under the laws of Ireland and each of the Irish Companies is validly existing and a separate legal entity, subject to suit in its own name;

3.2.
each Irish Company has the necessary power and authority, and all necessary corporate and other action has been taken, to enable it to execute, deliver and perform the obligations undertaken by it under the Transaction Documents to which it is party and to issue the Notes and each Transaction Document (other than the Exchange Notes) has been duly executed and delivered by each Irish Company party thereto; and

3.3.
in any proceedings taken in Ireland for the enforcement of a judgment obtained against the Irish Companies in the courts of the State of New York (a Foreign Judgment) the Foreign Judgment should be recognised and enforced by the courts of Ireland save that to enforce such a Foreign Judgment in Ireland it would be necessary to obtain an order of the Irish courts. Such order should be granted on proper proof of the Foreign Judgment without any re-trial or examination of the merits of the case subject to the following qualifications:

3.3.1.
that the foreign court had jurisdiction, according to the laws of Ireland;

3.3.2.
that the Foreign Judgment was not obtained by fraud;

3.3.3.
that the Foreign Judgment is not contrary to public policy or natural justice as understood in Irish law;

3.3.4.
that the Foreign Judgment is final and conclusive;

3.3.5.
that the Foreign Judgment is for a definite sum of money; and

3.3.6.
that the procedural rules of the court giving the Foreign Judgment have been observed.

  Any such order of the Irish courts may be expressed in a currency other than euro in respect of the amount due and payable by the Irish Companies but such order may be issued out of the Central Office of the Irish High Court expressed in euro by reference to the official rate of exchange prevailing on the date of issue of such order. However, in the event of a winding up of the Irish Company, amounts claimed by against the Irish Companies in a currency other than the euro (the Foreign Currency) would, to the extent properly payable in the winding up, be paid if not in the Foreign Currency in the euro equivalent of the amount due in the Foreign Currency converted at the rate of exchange pertaining on the date of the commencement of such winding up;

4.
The opinions set forth in this opinion letter are given subject to the following qualifications:

4.1.
we express no opinion on any taxation matters herein or on the contractual terms of the relevant documents other than by reference to the legal character thereof;

4.2.
an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an adequate remedy;

4.3.
this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the fraudulent preference of creditors and other Irish law generally affecting the rights of creditors;

4.4.
this opinion is subject to the general laws relating to the limitation of actions in Ireland;

4.5.
an Irish court may refuse to give effect to undertakings contained in any of the Transaction Documents that any Issuer will pay legal expenses and costs in respect of any action before the Irish courts;

  4.6.
  no opinion is expressed or implied as to the laws of or the effect on the Transaction Documents or the transactions contemplated thereby of, any other jurisdiction. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the laws of the obligations or rights expressed in the Transaction Documents or the transactions contemplated thereby. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof;

  4.7.
  the opinion is strictly confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter. We express no opinion and make no representation or warranty as to any matter of fact or in respect of any documents or arrangements which may exist in relation to the Transaction Documents; and

  4.8.
  we have not conducted, nor have we been requested to conduct any due diligence on any of the Issuers for the purpose of the transaction nor have we conducted any verification of the Registration Statement. Accordingly we do not, nor have we been requested to, express any opinion on the adequacy of the disclosure set out in the Registration Statement.

5.
This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose; provided however that Debevoise and Plimpton shall be entitled to rely on this opinion for purposes of rendering its opinion to you of ever date herewith. We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the headings "Risk Factors — You may be unable to recover in civil proceedings for U.S. securities laws violations", "Services of Process and Enforcement of Civil Liabilities", and "Legal Matters" in the prospectus contained therein. In giving such consent, we do not hereby concede that we are within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ A&L Goodbody

M-564232-3

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  Exhibit 5.2